Exhibit 10.22

EXECUTION VERSION

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.  CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 2 TO

THE AGREEMENT AND WORK ORDER NO. 3

THIS AMENDMENT NO. 2 TO THE AGREEMENT AND WORK ORDER NO. 3 (this “Amendment”) is entered into effective as of February 1, 2009 (the “Amendment Date”) by and between MIVA, Inc. (“Customer”) and Perot Systems Corporation (“Supplier”).

WHEREAS, effective May 11, 2007, Supplier and Customer entered into a Master Services Agreement (as amended, the “Master Agreement”) and the following Statements of Work thereunder (each as amended, a “SOW”): (i) IT Infrastructure Statement of Work under which Supplier provides information technology and related services, (ii) ADM Statement of Work under which Supplier provides applications development and maintenance services, (iii) F&A Statement of Work under which Supplier provides finance and accounting-related business process services, and (iv) Media Support Statement of Work under which Supplier provides business process services related to Customer’s media and advertising “partners.”

WHEREAS, effective November 26, 2007, Supplier and Customer entered into Work Order No. 3 under the ADM Statement of Work ( “Work Order 3”) describing the services to be provided by Supplier in connection with the development and implementation of applications to replace Customer’s existing, global Internet advertising management systems (as described in Work Order 3, the “Transformation Project”).

WHEREAS, effective September 1, 2008, Supplier and Customer entered into Amendment No. 1 to the Agreement and Work Order No. 3 (“Amendment 1”), pursuant to which Supplier, at Customer’s request, changed and eliminated various Services provided under the Agreement in an effort to reduce the Charges.  Such changes included:  (i) the elimination of all Services provided in support of Customer’s European operations to reflect the decreased scope and scale of its European business, (ii) reduction of the number of FTEs in the Applications Maintenance Pool, (iii) termination of the F&A Statement of Work and the assumption by Customer of Supplier’s responsibilities thereunder, and (iv) Customer assuming responsibility under Work Order 3 for the procurement, purchase, deployment, installation, configuration and implementation of the Transformation Assets.

WHEREAS, in a further effort to reduce costs, Customer has requested that Supplier terminate all Services provided under the Agreement pursuant to Section 12.1(c) of the Master Agreement, as of the dates and under the conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

MIVA/PSC CONFIDENTIAL

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1.                                      TERMINATION OF SERVICES

1.1                               General

(a)                                 Service Desk Services.   Effective as of January 1, 2009, Supplier shall terminate and discontinue all Services provided in connection with the Service Desk including the Services described in Schedule A to the IT SOW.

(b)           IT SOW.   Effective as of  the Amendment Date, the IT SOW (including all Schedules) shall be terminated in its entirety and of no further force or effect, and Supplier shall terminate and discontinue all other Services provided under or in connection with such SOW.

(c)                                  ADM SOW.  Effective as of  the Amendment Date, except with respect to the Development Services under Work Order 3 (which shall continue to be provided by Supplier in accordance with this Amendment), all ADM Services and the terms under the ADM SOW applicable thereto, shall be terminated and of no further force or effect, and Supplier shall discontinue all Services provided under or in connection with such SOW.  For the avoidance of doubt, the following Schedules under the ADM SOW are deleted in their entirety, effective as of the Amendment Date:  Schedule A (Services Description/Responsibility Matrix); Schedule C (Service Level Agreement); Schedule D (Charges); Schedule E (Transition Plan); Schedule N (Termination Assistance Services) and Schedule O (Termination Charges).  Upon expiration or termination of Work Order 3, to the extent not terminated in accordance with this Section,  the ADM SOW shall automatically terminate and be of no further force or effect and Supplier shall terminate and discontinue all Services provided under or in connection with such SOW.

(d)           Media Support SOW.  Effective as of April 30, 2009, the Media Support SOW, as amended hereunder, shall be terminated in its entirety and of no further force or effect, and Supplier shall terminate and discontinue all Services provided under or in connection with such SOW, unless Customer provides written notice to Supplier of its intent to renew the Media Support SOW for  an additional one month term not later than thirty (30) days prior to the then-current termination date.  Customer shall have two such extension options.

(e)                                  Master Agreement.  Effective as of termination or expiration of the Media Support SOW, the Master Agreement shall be terminated and Supplier shall terminate and discontinue all other Services provided under or in connection with the Master Agreement.

1.2                               Transition.  Supplier and Customer will reasonably cooperate in the orderly termination and transfer of the services, functions, responsibilities, tasks and operations comprising the Services provided under the IT and ADM SOWs and the  orderly wind down and transfer of the services, functions, responsibilities,

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tasks and operations comprising the Services provided under the Media Support SOW.  Supplier shall provide the services described in Annex A (the “Transition Services”) for the periods described therein.  Any additional assistance (i.e., beyond the Transition Services) requested by Customer in writing shall be provided subject to the availability of qualified Supplier resources and on such additional terms and conditions as set forth in Section 4.3 hereof.  Except as provided in this Section, Supplier shall have no obligation to provide Termination Assistance Services in connection with the termination of the SOWs.

1.3                               Service Levels.  As of the Amendment Date, Exhibit 15 is terminated in its entirety and all Service Levels are terminated.   Customer acknowledges and agrees that Supplier has met all Service Levels applicable to Services provided on or after September 1, 2008 and that no Service Level Credits are due to Customer.

2                                         PERSONNEL TRANSFER

2.1                               General.  On or before January 20, 2009, Customer will offer employment to each of the employees of Supplier providing Services to Customer identified in Annex B (the “Personnel”), provided, however, such offers shall be conditioned upon successful negotiation and execution of this Agreement.

2.2                               Offer Terms.  ***.

2.3                               Release of Personnel; Solicitation by Supplier.  Supplier shall release any Personnel who accept Customer’s offer of employment and are hired by Customer from any non-competition or other restrictive covenants that would prevent or interfere with their becoming an employee of Customer. This release shall be a limited release effective on the Personnel’s hire date by Customer and shall not affect any other obligations of the Transitioned Personnel under the terms of their Associate Employment Agreement or other agreements with Supplier, including their obligations of confidentiality and their obligations to not solicit other Supplier customer.  Supplier may solicit, hire and engage Personnel for continued or new employment with Supplier.

2.4                               Personnel Expenses.   Customer shall be responsible for all cell phone, data card, and home internet or similar charges submitted by or for the Personnel after January 1, 2009 which are used for the provision of the Services.  Any such charges incurred after the date of hire shall be paid for by Customer in accordance with Customer’s standard reimbursement policies.  Customer shall purchase from Supplier the two personal laptop computers used by the Personnel as of their hire date.  Customer shall pay Supplier $3,150 for such computers on or before February 5, 2009.  The computers are provided by Supplier on an as-is, where-is basis.  Supplier expressly disclaims any representations or warranties, express or implied, as to such computers, or the condition or

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suitability of such materials, including any warranties of merchantability or fitness for a particular purpose.

3.                                      WORK ORDER 3.

3.1                               General.  Effective as of the Amendment Date, Work Order 3 shall be amended to provide as set forth in the version attached hereto as Annex C.

 3.2                            Warranty Obligations.  Notwithstanding Section 6.4 of the Master Agreement, Supplier warrants that for a period of *** days following Final Acceptance of the Developed Software under Work Order 3, such Developed Software will, when maintained and operated in accordance with Supplier’s written instructions, not exhibit Severity One Defects or Severity Two Defects, (as such terms are defined in Schedule C to the ADM SOW).  If such defects are discovered and reported by Customer during the warranty period, Supplier shall promptly remedy them at no additional cost to Customer.

4.                                      CHARGES/ PAYMENTS

4.1                               Outstanding Charges.  Nothing in this Amendment shall affect Customer’s payment obligations with respect to the Charges and other amounts invoiced by Supplier prior to the Amendment Date (copies of which are attached to Annex D hereto), which have not yet been paid by Customer (“Outstanding Charges”).  Customer shall pay such Outstanding Charges on or before the dates set forth in Annex D.

4.2                               Media Charges.    As of the Amendment Date, the Base Charges for the Media Support SOW shall be adjusted to be as set forth in the Annex D.   Customer shall pay such Base Charges on or before the dates set forth in Annex D.

4.3                               Transition Services.  Customer shall pay Supplier for the Transition Services described in Section 1.2 and Annex A to this Amendment the fixed monthly Charges identified as charges for transition services in Annex D.  Customer shall pay such Charges on or before the dates set forth in Annex D. Customer shall pay Supplier Charges for any other services provided to Customer or its Affiliates under Section 1.2 on a time-and-materials basis at the following rates in accordance with Section 4.3 of the Master Agreement:

(a)                                  for services related to the IT Infrastructure Statement of Work provided by the resource types identified in Attachment D7 of the “Charges” Schedule to the IT Infrastructure Statement of Work, Supplier will charge Customer at the applicable “Standard Hourly Rates” set forth therein;

(b)                                  for services related to the ADM Statement of Work provided by the resource types identified in Attachment D4 of the “Charges” Schedule to

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the ADM Statement of Work, Supplier will charge Customer at the applicable “Standard Hourly Rates”  set forth therein;

(c)                                  for services related to the Media Support Statement of Work provided by the resource types identified in Attachment D1 of the “Charges” Schedule to the Media Support Statement of Work, Supplier will charge Customer at the applicable “FTE Rates” set forth therein; or

(d)                                  for all other such services, Supplier will charge Customer at its standard commercial rates or such other rates as the Parties agree in writing.

4.4                               Work Order 3 Fees.  Customer shall remain responsible for, and shall pay to Supplier, Charges for Services provided under Work Order 3 as set forth in Work Order 3, as amended hereunder. All amounts due to Supplier under Work Order 3 shall be due and payable within two (2) Business Days of the occurrence of a payment trigger event  (as described in Work Order 3).

4.5                               Work Order 3 Change Orders

(a)                                        Notwithstanding anything to the contrary in Exhibit 11 to the Master Agreement, Change Orders 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 to Work Order 3, attached as Annex E to this Amendment, shall become effective as of the dates specified therein.

(b)             On or before the dates specified in Annex D, Customer shall pay Supplier the amounts due under Change Orders 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18; provided that the payments due for Change Orders 11 and 12 are conditioned upon Supplier’s completion of the Services to be provided thereunder.

4.6                               Pass-Through Charges.  Customer shall remain responsible for, and shall pay to Supplier, Pass Through Charges as provided in the Master Agreement.  Pass Through Charges include expenses for any travel by Supplier Personnel in connection with the Services when approved in advance by Customer in writing and according to Supplier travel guidelines.

4.7                               Amendment 1 Charges.  Customer shall remain responsible for, and shall pay to Supplier, Make Whole Costs and Charges for transition-related services under Sections 1.1(b) and 3.2 of Amendment No. 1.

5.                                      TERMINATION CHARGES

Subject to Customer’s payment of the amount identified in Annex D as a “Conditional Payment” on or before the due dates set forth therein, notwithstanding anything to the contrary in the Agreement, except as expressly provided in this Section: (a) Customer shall not be responsible for payment of Termination Charges or other similar charges or

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penalties in connection with this Agreement, and (b) Supplier shall waive, release and forever discharge Customer and its Affiliates from and against any and all claims for Termination Charges or other similar charges or penalties attributable in connection with this Agreement, including any Claims that Customer did not provide any required notice of termination.

5.1                               Make Whole Costs.

(a)                                  General.  Customer shall reimburse Supplier for any costs described in this Section 5.1 in connection with the termination of the Services (“Make Whole Costs”).  Supplier shall use commercially reasonable efforts to minimize Make Whole Costs.  Notwithstanding Section 6.2, Supplier shall invoice Customer for Make Whole Costs as and when they are incurred or become due, but Customer shall not be responsible for any such expenses not identified within ninety (90) days after April 1, 2009.  Supplier will provide all information reasonably requested by Customer in connection with the Make Whole Costs including any updates with respect to the timing or amount thereof.

(b)           Equipment.  Make Whole Costs shall include the following for Cost Plus Assets and other Equipment that Supplier uses exclusively for the provision of the Services.  ***

(i)                                     Leased Equipment.  With respect to such Equipment that is leased by Supplier, Make Whole Costs shall consist of: (A) any termination or cancellation charges (or similar amounts) that Supplier is contractually required to pay to a third party in connection with the early termination of such lease, (B) subject to clause (C), any non-cancelable charges that Supplier is contractually required to pay to a third party during the remaining term of such lease; and (C) any lease or other payments previously paid by Supplier under any Equipment leases which are not fully amortized (on the basis regularly and consistently used by Supplier for such items) as of the date that such Equipment leases are no longer used in the provision of Services.

(ii)                                  Supplier Owned Equipment. With respect to such Equipment that is owned by Supplier, Make Whole Costs shall consist of the net book value of such Equipment as of the Amendment Date (calculated using a straight-line method over a period equal to the applicable asset useful life), whereupon title to such Equipment shall be transferred to Customer pursuant to Section 12.5(a) of the Master Agreement.

(c)                                  Software and Other Third Party Contracts.  Make Whole Costs shall include the following for any Cost Plus Assets and other

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Supplier-Licensed Software or other Third Party contract (other than any Equipment lease but including any Replacement Agreements) that Supplier uses exclusively for the provision of the Services: (i) any termination or cancellation charges (or similar amounts) that Supplier is contractually required to pay to a Third Party in connection with the early termination of such lease, license or other contract; (ii) subject to clause (iii), any non-cancelable charges that Supplier is contractually required to pay to a third party during the remaining term of such lease, license or other contract; and (iii) any lease, license or other contract or other payments previously paid by Supplier under the Third Party Contract which are not fully amortized (on the basis regularly and consistently used by Supplier for such items) as of the date that such Third Party Equipment leases are no longer used in the provision of Services.  ***

(d)           Supplier Employees.  With respect to Supplier’s employees who are primarily assigned to the provision of the Services on or after the Amendment Date (“Eligible Supplier Employees”), Make Whole Costs shall consist of the actual severance payments made to Eligible Supplier Employees pursuant to the then-current Supplier severance policy, provided that (A) notice of severance occurs within ninety (90) days after each such employee ceases to perform Services, and (B) the severance payments made to such employees do not exceed those available to similarly situated employees under the applicable Supplier severance policy in place as of the Amendment Date.    ***

5.2          Termination Charges Schedule.  As of the Amendment Date, Schedule O (Termination Charges) to the Media Support SOW shall be deleted in its entirety and shall be of no further force or effect.  For the avoidance of doubt, in accordance of Sections 1.2(b) and (c) hereof, Schedules O (Termination Charges) to each of the IT SOW and ADM SOW shall be terminated and of no further force or effect, effective as of the Amendment Date and no payments shall be due thereunder.

6.                                      OTHER AGREEMENT CHANGES

6.1                               Service Level Credits.  Customer hereby waives, releases and forever discharges Supplier and its Affiliates from and against any and all Claims for Service Level Credits or for Losses arising from or related to Service Level Defaults alleged to have occurred prior to the Amendment Date.

6.2                               Disputed Charges.  Section 4.7(b) of the Master Agreement is hereby revised to provide in its entirety:

If the total Charges then under dispute pursuant to this Section 4.7 exceed ***Customer shall pay the amount exceeding the ***to Supplier under protest.  All amounts determined through the Dispute Resolution Procedures to be owed by

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one Party to the other Party shall be paid or credited promptly upon resolution of the Dispute, together with interest at the lesser of (i) the highest rate allowed by Law and (ii) one percent (1%) simple interest per month, pro-rated for partial months.

6.3                               Changes to the Media Pool.  Effective as of April 1, 2009: (i) Section 3.4(b)(1)(i) of Schedule D to the Media Support SOW is deleted in its entirety, such that no minimum number or “floor” shall apply in connection with FTEs in the Media Pool, and (ii) Customer shall have the right to decrease the number of FTEs in the Media Pool as specified in any written notice to Supplier under Section 1.1(d).

7.                                       LETTER OF CREDIT.

7.1                               General.  This Amendment shall be subject to the condition precedent that Customer shall have delivered to Supplier, on or before February 2, 2009 an irrevocable standby letter of credit in favor of Supplier in the original face amount of $1,043,628 issued by a financial institution acceptable to Supplier (it being acknowledged that Bridge Bank, N.A. is acceptable to Supplier) (“Issuing Bank”) substantially in the form of Annex F (the “Letter of Credit”).   The Letter of Credit shall have an expiry date of nine months after its stated date of issuance.

7.2                               Draw Conditions. Each of the following events shall entitle Supplier to draw on the Letter of Credit:

(a)                                  Supplier shall be entitled to draw on the Letter of Credit in accordance with the terms thereof to pay those amounts due under Work Order 3 and those amounts indicated as “LOC” in the “Source” column in Annex D (collectively, the “Covered Charges”), as and when such Covered Charges become due and payable to Supplier pursuant to the terms of Work Order 3 and Annex D, provided that Supplier provides written notice to Customer contemporaneously with drawing  on the Letter of Credit.

(b)                                 If less than 15 days remain before the final expiry date of the Letter of Credit and all Covered Charges have not been paid to Supplier, Supplier may draw on the Letter of Credit in an amount equal to the remaining amount available thereunder and shall hold the proceeds thereof in escrow for application, as and when due, to the Covered Charges payable to Supplier under Work Order 3 and Change Orders.

 7.3                            Other.  Notwithstanding anything herein or in the Master Agreement to the contrary, with respect to any amount that (i) should be reimbursed to Customer under this Amendment or the Master Agreement; or (ii) is otherwise payable to Customer pursuant to this Amendment or the Master Agreement, Customer may deduct the entire undisputed amount owed to Customer against the charges otherwise payable or expenses owed to Supplier under this Amendment or the

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Master Agreement. If Supplier submits documentation to the Issuing Bank other than as permitted hereunder or in Annex C, Supplier agrees that Customer shall be entitled to apply to a court of competent jurisdiction for an injunction and shall be granted an injunction against same without the necessity of posting any bond, if the court having jurisdiction over such matter finds that Supplier submitted such documentation other than in accordance with the terms hereof or in Annex C. The foregoing shall not prevent Customer from seeking any other remedy available to it in connection with such circumstance under this Amendment, at law or in equity.

8.                                      MISCELLANEOUS

8.1                               No Waiver.  No waiver or course of dealing shall be deemed to have occurred as a result of this Amendment including with respect to Supplier’s right to receive Termination Charges as specified in the Agreement.

8.2                               Due Authorization.  This Amendment has been duly authorized, executed and delivered by each of Customer and Supplier and constitutes a valid and binding agreement of it, enforceable in accordance with its terms.

8.3                               Interpretation.  Unless otherwise specified, capitalized terms used herein shall have the respective meaning ascribed to each by the Agreement or Work Order 3 except as otherwise expressly set forth in this Amendment.  The words “include” and “including” shall not be construed as terms of limitation.  Neither this Amendment nor any provision contained in this Amendment will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted the Amendment or such provision.  The Parties hereby declare that the terms of this Amendment have been completely read; and that each Party has discussed the terms of this settlement with legal counsel of its choice and said terms are fully understood and voluntarily accepted.

8.4                               Counterparts.  This Amendment may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto.

8.5                               Applicability of Provisions of Agreement and Work Order 3.  This Amendment is subject to, and shall be governed by, all of the provisions of the Agreement (including Work Order 3), except to the extent such provisions are expressly modified by this Amendment.  To the extent this Amendment conflicts with, overlaps or is inconsistent with the terms or conditions of the Agreement or Work Order 3, the terms of this Amendment shall control.  All other terms and conditions of the Agreement shall remain in full force and effect and shall be unaffected by this Amendment.

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8.6                               Entire Agreement.  This Amendment, including the attachments, constitutes the final, entire and exclusive agreement between the Parties with respect to their subject matter, and there are no prior representations, understandings, or agreements relative hereto which are not expressed herein.

SPACE BELOW INTENTIONALLY BLANK — SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, Customer and Supplier have each caused this Amendment to be signed and delivered by its duly authorized officer, all as of the Amendment Date.

PEROT SYSTEMS CORPORATION		MIVA, INC.
By:		By:
Name:	Eric Hutto	Name:	John Pisaris
Title:	Vice President	Title:	General Counsel